Exhibit 10.4

River City Capital, LLC
13616 California Street, Suite 110
Omaha, NE 68154

August 20, 2018

Emergent Capital, Inc.
Board of Directors
c/o Ms. Miriam Martinez, CFO
5355 Town Center Road
Suite 701
Boca Raton, FL 33486

Confidential

Ladies and Gentlemen:

River City Capital, LLC (“RCC”) hereby confirms it, or its designee(s), will invest, on the terms and subject to the conditions set forth in this letter, up to $2.5 million (the “Investment”) in Emergent Capital, Inc. (the “Company”), at any time during the period from the date of this letter to August 20, 2019, in accordance with the terms below.

The conditions precedent for such an investment are:

1.
The Investment will be required upon a determination by the Company’s Board of Directors (the “Board”) that the Company is in need of capital in order to meet its current financial obligations and requires an immediate capital infusion;

2.
The Investment will be in the form of a either (i) Senior Secured 8.5% Note (a "Senior Note") issued pursuant to the Company’s Amended and Restated Senior Secured Note Indenture dated as of July 28, 2017 (the “Indenture”), (ii) another form of debt that will not mature earlier than August 20, 2019, (iii) an equity investment, or (iv) a combination of (i) – (iii) above, in any case, as mutually agreed between RCC and the Company;

3.	The Company must request the Investment by delivering to RCC a written request for funding from RCC indicating the requested amount and form of the Investment (a “Request”);

4.	RCC shall have 30 days from the date of the Request to fund the Investment;

5.
RCC and the Company agree that the amount of the Investment committed by RCC pursuant to this letter may be reduced based on the achievement by the Company of certain liquidity targets to be agreed upon between RCC and the Company; provided that any such reduced commitment does not directly result in further liquidity shortfalls or insolvency by the Company; and

6.
Management of the Company has developed cash flow estimates which, based on the nature of the business, can be uncertain as to both timing and amount.  This Investment as outlined above is intended to only cover operating cash flow shortfalls based on

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management’s current projections in the ordinary course of business. Shortfalls arising from extraordinary events including events outside of the Company’s control are not contemplated under this support letter.

This letter replaces and supersedes that certain letter to the Company from RCC dated May 9, 2018 relating to a similar commitment, and such prior letter is of no further force and effect.

This letter is for the sole benefit of RCC and the Company. A copy of this letter is being provided to Grant Thornton LLP, 1301 International Parkway, Suite 300, Fort Lauderdale, FL 33323.

Very truly yours,

_/s/ Roy Patterson________
Name: Roy Patterson
Title: Managing Member

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